Exhibit 107
CALCULATION OF FILING FEE TABLE
Schedule 14C
(Form Type)

Mobivity Holdings Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

	Proposed Maximum Aggregate Value of the Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$30,224,546.00(1)	0.00013810	$4,174.01(2)
Fees Previously Paid	$0	—	—
Total Transaction Valuation	$30,224,546.00
Total Fees Due for Filing			$4,174.01
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$4,174.01

(1)
Calculated solely for the purpose of determining the filing fee in accordance with Rule 0-11 under the Exchange Act, the proposed maximum aggregate value of the transaction is equal to the sum of (i) the cash consideration payable at Closing ($5,000,000) before any adjustments, plus (ii) the value of the Closing Equity Interests ($13,354,171, which is the product of 6,328,991 shares of Holdings stock multiplied by $2.11/share), plus the value of the Earn-Out Maximum Issuance amount ($11,870,375, which is the product of 5,625,770 shares multiplied by $2.11/share).

(2)	The amount of the filing fee was determined by multiplying the proposed maximum aggregate value of the transaction calculated in note (1) above by 0.00013810.